                             BANKS MASTER AGREEMENT


THIS AGREEMENT  made this 19th day of August, 1996

BETWEEN:

         COUTTS & CO AG, New York Branch, a Swiss banking institution

         ("Coutts")

         - and -

         JACQUES BENQUESUS of the City of Jerusalem, Israel

         ("Mr. Banks")


WHEREAS:

         A. Coutts has loans (the "Client Loans") outstanding to certain of its clients in the aggregate amount of approximately $42 million, which loans were made for the purposes of financing the acquisition from treasury of common shares of Gaming Lottery Corporation ("Gaming"), The Instant Publisher Inc. ("TIPI") and/or Warp 10 Technologies Inc. ("Warp 10" and collectively with Gaming and TIPI, the "Companies" and each a "Company");

         B. Mr. Banks and his wife, Biba Banks ("Mrs. Banks" and, together with Mr. Banks, the "Banks"), have pledged certain securities of Gaming and TIPI beneficially owned by them as security for the repayment of the Client Loans;

         C. The Client Loans are now, and have been for some time, in default and Coutts is permitted under the terms of the agreements governing the Client Loans and its agreement with the Banks to sell the shares of the Companies which have been pledged to Coutts by the Clients and by the Banks as security for the Client Loans; and

         D. Mr. Banks has entered into this Agreement and certain other agreements and arrangements contemplated and provided for by this Agreement in order to acquire 5,000,000 common shares of Gaming and 834,231 common shares of Warp 10 and to preclude the immediate sale of the securities of TIPI and Gaming pledged by the Banks as security for the Client Loans.

NOW THEREFORE the parties agree as follows;

                                   ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINITIONS - Whenever used in this Agreement, unless there is something inconsistent in the subject matter or context, the following words and terms shall have the meanings set out below:

           "AGREEMENT" means this agreement, including the schedules, and all instruments supplementing or amending or confirming this Agreement; "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular article or section; "Article" or "Section" means and refers to the specified article or section of this Agreement;

         "AMENDED BANKS PLEDGE" means the Banks Pledge, as supplemented and amended in the form attached hereto as Schedule A, which provides for the retention by Coutts of the 1,916,918 Gaming Shares and 12,334,974 TIPI Shares currently pledged by Mr. Banks to, and held by, Coutts as security for the Client Loans, as security for the New Loans and pursuant to which 1,000,000 Warp 10 Shares and an additional 2,483,082 Gaming Shares and 2,665,026 TIPI Shares are to be pledged by Mr. Banks as additional security for the New Loans;

         "BANKS EXCHANGED PLEDGED SHARES" has the meaning ascribed thereto in subsection 3.1(i) of this Agreement;

         "BANKS EXCHANGED PURCHASED SHARES" has the meaning ascribed thereto in subsection 3.1(i) of this Agreement;

         "BANKS FORBEARANCE CONSIDERATION LOAN AGREEMENT" means the loan agreement to be entered into between Mr. Banks and Coutts pursuant to which Coutts will advance funds to Mr. Banks which Mr. Banks will use to fund the payment required by Subsection 2.1(f) of this Agreement, in the form attached hereto as Schedule B;

         "BANKS GAMING SHARE PURCHASE AGREEMENTS" means the Silva Run Gaming Share Purchase Agreement, the Compania Gaming Share Purchase Agreement, the Willsboro Gaming Share Purchase Agreement and the Panola Gaming Share Purchase Agreement;

         "BANKS LOAN AGREEMENTS" means the Banks Forbearance Consideration Loan

         Agreement and the Banks Share Purchase Loan Agreement;

         "BANKS PLEDGE" means the agreements among Coutts, Mr. Banks and Mrs. Banks pursuant to which the Banks pledged 4,126,918 Gaming Shares and 22,092,090 TIPI Shares to Coutts as collateral for the Client Loans;

         "BANKS PLEDGED SHARES" means the shares of the Companies held from time to time by Coutts as security for the New Loans under the Amended Banks Pledge;

         "BANKS PURCHASED PLEDGED SHARES" means the Banks Purchased Shares held from time to time by Coutts as security for the New Loans under the Banks Purchased Share Pledge;

         "BANKS PURCHASED GAMING SHARES" means the 5,000,000 Gaming Shares purchased by Mr. Banks pursuant to the Banks Gaming Share Purchase Agreements;

         "BANKS PURCHASED SHARES" means the Banks Purchased Gaming Shares and the Banks Purchased Warp 10 Shares;

         "BANKS PURCHASED SHARE PLEDGE" means the pledge agreement to be entered into between Coutts and Mr. Banks in the form attached hereto as Schedule C in respect of the pledge of the Banks Purchased Shares;

         "BANKS PURCHASED WARP 10 SHARES" means the 834,231 Warp 10 Shares purchased by Mr. Banks pursuant to the Banks Warp 10 Share Purchase Agreements;

         "BANKS SHARE PURCHASE AGREEMENTS" means the Banks Gaming Share Purchase Agreements and the Banks Warp 10 Share Purchase Agreements;

         "BANKS SHARE PURCHASE LOAN AGREEMENT" means the loan agreement to be entered into between Mr. Banks and Coutts pursuant to which Coutts will advance funds to Mr. Banks which Mr. Banks will use to complete the transactions contemplated in the Banks Share Purchase Agreements and to pay certain expenses incurred by Mr. Banks and Coutts in connection with the preparation of this Agreement and the other documents contemplated hereby and the consummation of the transactions provided for herein, in the form attached hereto as Schedule B;

         "BANKS WARP 10 SHARE PURCHASE AGREEMENTS" means the Bayfront Warp 10 Share Purchase Agreement, the Willsboro Warp 10 Share Purchase Agreement and the Panola Warp 10 Share Purchase Agreement;

         "BAYFRONT" means Bayfront Intervest Limited;

         "BAYFRONT WARP 10 SHARE PURCHASE AGREEMENT" means a Share Purchase Agreement to be entered into between Bayfront and Mr. Banks to effect the sale of 544,231 Warp 10 Shares by Bayfront to Mr. Banks;

         "CLAIMS" means any claim, demand, action, cause of action, damage, loss, costs, liability or expense, including, without limitation, reasonable legal, accounting and other professional fees, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

         "CLIENT LOANS" means the loans made by Coutts to each of the Clients and includes all amounts outstanding and payable to Coutts thereunder as at the date of Closing including for principal, interest, fees owing and other charges as more specifically set out in Schedule D;

         "CLIENTS" means Bayfront, Compania, Mariner, Panola, Silva Run and Willsboro;

         "CLOSING" means the completion of the actions, exchanges and transactions contemplated by Article 2, which shall take place at 10:00 a.m. on August 20, 1996 or such other time as the parties may agree at the offices of Osler, Hoskin & Harcourt in New York City;

         "COMPANIA" means Compania Di Investimento Antilliana S.A.;

         "COMPANIA GAMING SHARE PURCHASE AGREEMENT" means a Share Purchase Agreement to be entered into between Compania and Mr. Banks to effect the sale of 331,138 Gaming Shares by Compania to Mr. Banks;

         "EVENT OF DEFAULT" shall have the meaning ascribed to it in each of the Banks Loan Agreements, the Weltman Loan Agreement and the Wiseman Loan Agreement;

         "GAMING SHARES" means common shares of Gaming;

         "GUARANTEE" means the limited guarantee of Mr. Banks in the form attached hereto as Schedule E;

         "MARINER" means Mariner Reserve Fund Inc.;

         "MINIMUM PRICE" means:

         (a) at all times that less than $30 million of the New Loan Amount has been repaid to Coutts, the Minimum Price shall be equal to 80% of the Open Market Price of the particular Pledged Shares being sold;

         (b) after $30 million or more of the New Loan Amount has been repaid, the Minimum Price shall be equal to 85% of the Open Market Price of the particular Pledged Shares being sold; and

         (c) in the event that the sale of Pledged Shares is to a Related Party, the Minimum Price shall be equal to the Open Market Price of the Pledged Shares being sold less an amount equal to the customary commission which would have been payable had the sale been undertaken at arms-length on an exchange or quotation system on which such shares are traded;

         "NET PROCEEDS" means the full amount of the proceeds received or receivable on a sale of Pledged Shares pursuant to Article 3 after deducting any discount or commission payable in respect of such sale;

         "NEW LOAN AMOUNT" means the aggregate principal amount outstanding from time to time and owing to Coutts under any and all of the New Loans;

         "NEW LOANS" means the loans made to Mr. Banks by Coutts under the Banks Loan Agreements, the loan made to Weltman by Coutts under the Weltman Loan Agreement and the loan made to Wiseman by Coutts under the Wiseman Loan Agreement;

         "OPEN MARKET PRICE" means, in respect of a sale of Pledged Shares, the highest closing price of the shares of the Company which are the subject of the sale on any of the NASDAQ Stock Market, Inc., The Toronto Stock Exchange or The Canadian Dealing Network Inc. (in the case of The Toronto Stock Exchange or The Canadian Dealing Network Inc., the closing price shall be determined by taking the actual closing price, reported in Canadian dollars, and converting such price to U.S. dollars by reference to the Reuters Canadian dollar/U.S. dollar exchange rate as reported at 4:00 p.m. (New York time) on the trading day immediately preceding the date on which such sale is made);

         "OPERATIVE AGREEMENTS" means this Agreement, the Banks Loan Agreements, the Guarantee, the Banks Share Purchase Agreements, the Amended Banks Pledge and the Banks Purchased Share Pledge and any and all agreements required to be entered into between Coutts and Mr. Banks pursuant to this Agreement and the other Operative Agreements;

         "PANOLA" means Panola Worldwide Corporation;

         "PANOLA GAMING SHARE PURCHASE AGREEMENT" means a Share Purchase Agreement to be entered into between Panola and Mr. Banks to effect the sale of 668,465 Gaming Shares to Mr. Banks;

         "PANOLA WARP 10 SHARE PURCHASE AGREEMENT" means a Share Purchase Agreement to be entered into between Panola and Mr. Banks to effect the sale of 150,000 Warp 10 Shares by Panola to Mr. Banks;

         "PLEDGED SHARES" means the Banks Pledged Shares and the Banks Purchased Pledged Shares;

         "RELATED PARTY" means Mr. Banks, Mrs. Banks, Weltman, Wiseman, any officer, director or employee of any of the Companies, any "associate" of any of the foregoing, any "insider" of any of the Companies, any company "controlling", "controlled" by or under common "control" with any of the foregoing or any "subsidiary" or "affiliate" of any of the Companies (terms in quotation marks having the meaning ascribed to them in the Securities Act (Ontario)) and any other party with whom Mr. Banks does not deal with at arms length for the purposes of the Income Tax Act (Canada);

         "RELEVANT PROVISIONS" has the meaning ascribed thereto in subsection 3.1(i) of this Agreement;

         "SECURITY INTEREST" means any mortgage, lien, pledge, charge, security interest or other encumbrance;

         "SHARE PURCHASE AGREEMENT" means the form of share purchase agreement attached hereto as Schedule F;

         "SILVA RUN" means Silva Run Worldwide Limited;

         "SILVA RUN GAMING SHARE PURCHASE AGREEMENT" means a Share Purchase Agreement to be entered into between Silva Run and Mr. Banks to effect the sale of 3,157,112 Gaming Shares by Silva Run to Mr. Banks;

         "TIPI SHARES" means common shares of TIPI;

         "UNPLEDGED SHARES" has the meaning ascribed thereto in subsection 3.1(h) of this Agreement;

         "WARP 10 SHARES" means common shares of Warp 10;

         "WELTMAN" means Larry H. Weltman;

         "WELTMAN SHARE PURCHASE AGREEMENT" has the meaning ascribed thereto in the Weltman Master Agreement;

         "WELTMAN LOAN AGREEMENT" means the loan agreement entered into between Weltman and Coutts pursuant to the Weltman Master Agreement;

         "WELTMAN MASTER AGREEMENT" means the master agreement of even date herewith between Weltman and Coutts;

         "WILLSBORO" means Willsboro Universal Corporation;

         "WILLSBORO GAMING SHARE PURCHASE AGREEMENT" means a Share Purchase Agreement to be entered into between Willsboro and Mr. Banks to effect the sale of 843,285 Gaming Shares by Willsboro to Mr. Banks;

         "WILLSBORO WARP 10 SHARE PURCHASE AGREEMENT" means a Share Purchase Agreement to be entered into between Willsboro and Mr. Banks to effect the sale of 140,000 Warp 10 Shares by Willsboro to Mr. Banks;

         "WISEMAN" means John M. Wiseman;

         "WISEMAN LOAN AGREEMENT" means the loan agreement entered into between Wiseman and Coutts pursuant to the Wiseman Master Agreement;

         "WISEMAN MASTER AGREEMENT" means the master agreement of even date herewith between Wiseman and Coutts; and

         "WISEMAN SHARE PURCHASE AGREEMENTS" has the meaning ascribed thereto in the Wiseman Master Agreement.

1.2      CERTAIN RULES OF INTERPRETATION - In this Agreement:

         (a) time is of the essence in the performance of the parties' respective obligations;

         (b) unless otherwise specified, all references to money amounts are to United States currency;

         (c) the descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content;

         (d) the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits; and

         (e) whenever a provision of this Agreement requires an approval or consent by a party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the party to this agreement whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval.

1.3 ENTIRE AGREEMENT - This Agreement together with the other Operative Agreements and the other documents to be delivered pursuant to this Agreement and the other Operative Agreements, constitute the entire agreement between the parties or any of them pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements among the parties or any of them in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. To the extent that the provisions of this Agreement conflict with or operate in a manner contrary to any term or provision of any of the agreements and documents delivered pursuant to this Agreement, this Agreement shall govern.

1.4 SCHEDULES - The schedules to this Agreement, as listed below, are an integral part of this Agreement:

         Schedule                 Description
         --------                 -----------
         Schedule A               Amended Banks Pledge
         Schedule B               Banks Forbearance Consideration Loan Agreement/Banks Share
                                  Purchase Loan Agreement
         Schedule C               Banks Purchased Share Pledge
         Schedule D               Client Loan Amounts
         Schedule E               Guarantee
         Schedule F               Share Purchase Agreement
         Schedule G               Banks Share Acquisition Reports
         Schedule H               Coutts Share Report

                                   ARTICLE 2

                                    CLOSING

2.1 CLOSING - At the Closing, the parties will take the following actions:

         (a) each of Mr. Banks and Coutts shall enter into, execute and deliver each of the Banks Loan Agreements, the Guarantee, the Amended Banks Pledge and the Banks Purchased Share Pledge and the other agreements and documents required to be delivered thereunder at the Closing;

         (b)     Coutts shall cause:

                 (i) Silva Run to enter into, execute and deliver the Silva Run Gaming Share Purchase Agreement;

                 (ii) Compania to enter into, execute and deliver the Compania Gaming Share Purchase Agreement;

                 (iii) Willsboro to enter into, execute and deliver each of the Willsboro Gaming Share Purchase Agreement and the Willsboro Warp 10 Share Purchase Agreement;

                 (iv) Panola to enter into, execute and deliver each of the Panola Gaming Share Purchase Agreement and the Panola Warp 10 Share Purchase Agreement; and

                 (v) Bayfront to enter into, execute and deliver the Bayfront Warp 10 Share Purchase Agreement;

         (c) Mr. Banks shall enter into, execute and deliver each of the share purchase agreements provided for in Subsection 2.1(b) hereof;

         (d) subject to the satisfaction of all applicable conditions in the Banks Share Purchase Loan Agreement, Coutts shall advance to Mr. Banks the amount of $21,186,620.10 under the Banks Share Purchase Loan Agreement to fund the acquisition by Mr. Banks of the Banks Purchased Shares and the payment by Mr. Banks of certain legal expenses incurred by Mr. Banks and Coutts in connection with the preparation of this Agreement and the other documents contemplated hereby and the consummation of the transactions provided for herein; and Mr. Banks shall direct Coutts to, and Coutts shall, deposit into the accounts of Silva Run, Compania, Willsboro, Panola and Bayfront the amounts payable to each of them under the Banks Share Purchase Agreements and shall deliver the Banks Purchased Shares to Coutts to be held by Coutts as security pursuant to the Banks Purchased Share Pledge;

         (e) Coutts shall pay to any Client the amount, if any, of the proceeds from the sale of the Banks Purchased Shares sold by such Client to Mr.

                 Banks, which exceeds the aggregate of all amounts owing to Coutts under such Client's Client Loan;

         (f) subject to the satisfaction of all applicable conditions in the Banks Forbearance Consideration Loan Agreement, Coutts shall advance to Mr. Banks the amount of $20,016,872.25 under the Banks Forbearance Consideration Loan Agreement, to fund the payment by Mr. Banks to Coutts of the consideration for the forbearance of Coutts in not selling the Banks Pledged Shares and the repayment, for Mr. Banks' account, of the Client Loans pursuant to subsection 2.1(i);

         (g) Mr. Banks shall deliver to Coutts 1,000,000 Warp 10 Shares and an additional 2,190,000 Gaming Shares and 2,665,026 TIPI Shares beneficially owned by him free and clear of any Security Interest, to be held as additional collateral under the Amended Banks Pledge;

         (h) Coutts shall release and deliver to Mrs. Banks the 2,210,000 Gaming Shares and 9,757,116 TIPI Shares beneficially owned by Mrs. Banks and currently pledged to and held by Coutts under the Banks Pledge free and clear of any Security Interest created by Coutts; and

         (i) Mr. Banks shall direct Coutts to, and Coutts shall, use the funds advanced to Mr. Banks by Coutts under the Banks Forbearance Consideration Loan Agreement to repay for Mr. Banks' account the balance due on the Client Loans after the proceeds payable to the Clients pursuant to the Banks Share Purchase Agreements, the Weltman Share Purchase Agreement and the Wiseman Share Purchase Agreements have been applied against the Client Loans. The parties acknowledge that this subsection 2.1(i) is intended to create a right of subrogation in favor of Mr. Banks under applicable law and that Coutts shall provide Mr. Banks with the assistance referred to in
                 Section 6.3 hereof; provided, however, that Coutts makes no representation, warranty or covenant as to the existence of such a right of subrogation and shall have no responsibility for the sufficiency of any rights of subrogation arising hereunder or as a result of the transactions completed pursuant to this Agreement or the other Operative Agreements now or at any time in the future.

The forgoing actions and deliveries shall be taken and made in the order set out above. Each of the documents and deliveries contemplated by this Section shall be deposited in escrow and shall not become effective or be released until all the actions required by this Section have been taken and the conditions set out in Section 2.2 have been fulfilled, in each case to the satisfaction of each of the parties to this Agreement and their counsel.

2.2 CONDITIONS - This Agreement and the agreements, actions, exchanges and deliveries provided for in Section 2.1 shall be of no legal force or effect unless and until each of the following conditions shall have been fulfilled:

a) Weltman and Coutts shall have taken all of the actions required to be taken under Section 2.1 of the Weltman Master Agreement and each of Weltman and Coutts shall have acknowledged the sufficient performance of the covenants to be performed by the other pursuant to that section and the satisfaction and fulfilment of each of the conditions set out in Section 2.2 of the Weltman Master Agreement; and

b) Wiseman and Coutts shall have taken all of the actions required to be taken under Section 2.1 of the Wiseman Master Agreement and each of Wiseman and Coutts shall have acknowledged the sufficient performance of the covenants to be performed by the other pursuant to that section and the satisfaction and fulfilment of each of the conditions set out in Section 2.2 of the Wiseman Master Agreement.

2.3 ACKNOWLEDGEMENTS - Each of the parties will acknowledge in writing the performance of the covenants required to be performed for their benefit on or before the Closing and the fulfilment of the conditions in Section 2.2 forthwith after such performance and fulfilment has been achieved to the satisfaction of such party.


                                   ARTICLE 3

                           RELEASE OF PLEDGED SHARES


3.1      SALE OF SHARES

(a) Mr. Banks shall be permitted, at any time hereafter, to sell any of the Pledged Shares, and Coutts shall forthwith release and deliver any Pledged Shares so sold by Mr. Banks free and clear of any Security Interest created by Coutts upon payment therefor as provided herein and Coutts shall do all things necessary to ensure that the certificates representing such Pledged Shares are properly endorsed for transfer in accordance with the directions of Mr. Banks (provided that such instructions are in accordance with the applicable provisions of this Agreement and further provided that the full amount of the Net Proceeds from the sale is applied in repayment of one or more of the New Loans).

(b) Notwithstanding subsection 3.1(a) Mr. Banks shall be permitted, whenever the New Loan Amount has been reduced by $40 million, to sell any Banks Purchased Pledged Shares and Coutts shall forthwith release and deliver any Banks Purchased

Pledged Shares so sold by Mr. Banks, free and clear of any Security Interest created by Coutts upon payment therefor as provided herein, provided that fifty per cent of the Net Proceeds from the sale is applied in repayment of one or more of the New Loans.

(c) No sale of Pledged Shares pursuant to this Article 3 may be effected by Mr. Banks unless the amount of the Net Proceeds from such sale is at least equal to the Minimum Price.

(d) Mr. Banks shall be permitted to designate the New Loan to which the Net Proceeds of any sale of Pledged Shares pursuant to this section shall be applied.

(e) All sales of Pledged Shares by Mr. Banks must be made in compliance with all applicable laws and regulations.

(f) Notwithstanding any other provision of this Article 3, Coutts shall not be required to release and deliver any Pledged Shares sold by Mr. Banks unless and until Coutts is provided with evidence, reasonably satisfactory to Coutts, that the provisions of this Article 3 to be complied with by Mr. Banks in connection with such sale have been complied with, provided that upon being so satisfied, Coutts shall promptly deliver any such Pledged Shares.

(g) In the event that a sale of Pledged Shares is made pursuant to this Article 3 at any time at which the New Loan to which the proceeds of sale are to be applied is not at that time repayable without penalty, the proceeds of sale required to be applied as repayment shall be delivered to Coutts and held by Coutts (in an interest bearing account pledged to Coutts) as security under the Banks Purchased Share Pledge until such time as the designated New Loan is repayable without penalty whereupon such proceeds shall be applied by Coutts as repayment of such New Loan.

(h) Notwithstanding any other provisions of this Agreement or any of the agreements relating to the transactions contemplated herein, in the event Mr. Banks at any time sells any Gaming Shares, TIPI Shares or Warp 10 Shares other than Pledged Shares ("Unpledged Shares"), Coutts shall forthwith release and deliver to Mr. Banks, that number of Pledged Shares which equals the number of Unpledged Shares so sold by Mr. Banks, free and clear of any Security Interest created by Coutts provided that a sale of such Unpledged Shares is completed by Mr. Banks in all respects in compliance with the provisions of this Article 3 which govern and are applicable to a sale by Mr. Banks of Pledged Shares.

(i) Notwithstanding any other provision of this Agreement or any of the agreements relating to the transactions contemplated herein, for the purposes of Section 3.2 of this Agreement, Section 3 of the Guarantee and subsection 10.3(b) of each of the Banks Loan Agreements (the "Relevant Provisions"), and for no other purposes, 4,400,000 of the Banks Purchased Gaming Shares and all of the 834,231

Banks Purchased Warp 10 Shares (collectively, the "Banks Exchanged Purchased Shares") shall be deemed to be Banks Pledged Shares and not Banks Purchased Pledged Shares, and all of the Gaming Shares and 834,231 of the Warp 10 Shares which are Banks Pledged Shares (the "Banks Exchanged Pledged Shares") shall for the same purposes be deemed to be Banks Purchased Pledged Shares and not Banks Pledged Shares. For example, as long as Coutts holds any Banks Exchanged Pledged Shares:

         (i) any sale by Mr. Banks, pursuant to subsection 3.1(a) hereof, of Gaming Shares or Warp 10 Shares which are Banks Pledged Shares shall for the purposes of the Relevant Provisions only, be deemed to have been a sale of Banks Exchanged Pledged Shares, and

         (ii) any sale by Coutts, pursuant to either clause (i) of subsection 10.3(b) of any of the Banks Loan Agreements or
                 Section 3 of the Guarantee, of Gaming Shares or Warp 10 Shares which are Banks Pledged Shares shall, for the purposes of the Relevant Provisions only, be deemed to have been a sale of Banks Exchanged Pledged Shares;

and, for the purposes of the Relevant Provisions only, any such sale by Mr.Banks or by Coutts shall have the effect of reducing the number of Banks Purchased Pledged Shares, but not the number of Banks Pledged Shares, held by Coutts by the number of Gaming Shares or Warp 10 Shares, as the case may be, so sold.


3.2 RELEASE ON REPAYMENT - At such time as the New Loan Amount has been reduced by $30 million, Coutts shall release and deliver to Mr. Banks, Banks Pledged Shares sufficient to reduce the number of the Banks Pledged Shares held by Coutts to an amount equal to 25% of the number of the Banks Pledged Shares pledged to Coutts immediately following the Closing. Thereafter, whenever the New Loan Amount is reduced by a further amount of $1 million (and the obligation of Coutts under this Section is not triggered unless and until a full further $1 million is repaid), Coutts shall release ten percent of the Banks Pledged Shares which remain subject to the Amended Banks Pledge after the release of 75% of Banks Pledged Shares originally pledged in accordance with this section so that at such time as the New Loan Amount has been reduced by $40 million, all of the Banks Pledged Shares shall have been released by Coutts and delivered to Mr. Banks. Notwithstanding any other provision of this
Article 3, Mr. Banks shall not be permitted to sell Banks Pledged Shares if, but only to the extent that, as a result of such sale of Banks Pledged Shares, less than 25% of the number of shares of each Company held by Coutts under the Amended Banks Pledge immediately following the Closing would then be held by Coutts as collateral under the Amended Banks Pledge prior to the time when the New Loan Amount has been reduced by $30 million, or thereafter, if as a result of the sale of such Banks Pledged Shares the maximum number of shares of any Company which could be retained by Coutts as collateral under the Amended

Banks Pledge under the provisions of this subsection 3.2 would not be so retained. At such time as the New Loans have been repaid in full, Coutts shall release and deliver to Mr. Banks any and all Banks Purchased Pledged Shares free and clear of any Security Interest created by Coutts.


                                   ARTICLE 4

                                INDEMNIFICATION

4.1 MUTUAL INDEMNIFICATIONS FOR BREACHES OF COVENANTS AND WARRANTY, ETC. - Coutts covenants and agrees with Mr. Banks, and Mr. Banks covenants and agrees with Coutts (the party or parties so covenanting and agreeing to indemnify another party being referred to in this Section as the "Indemnifying Party" and the party so to be indemnified being called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the Closing, from and against all Claims which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly, as a result of or in connection with any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any misstatement in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party
         pursuant to this Agreement.   Notwithstanding any other provision of
         this Article 4:

         (i) no claim for indemnification may be made by an Indemnified Party against any Indemnifying Party after the time which is the latest of:

                 (a) date on which all amounts due under the New Loans have been repaid; and

                 (b)      four years from the date of this Agreement; and

         (ii) the aggregate amount payable by an Indemnifying Party as indemnification pursuant to this Article 4 shall be limited to $40 million.

4.2      INDEMNIFICATION PROCEDURES FOR THIRD PARTY CLAIMS

         (a) In the case of claims or demands made by a third party in respect of which indemnification is sought by an Indemnified Party, the Indemnified Party seeking such indemnification under this Agreement shall give prompt written notice, and in any event within 20 days, to the Indemnifying Party of any such claims or demands made upon it, provided that in the event of a failure to give such notice, such failure shall not preclude the party seeking indemnification to obtain such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defense of the claim or demand or increased the amount of liability or cost of defense.

         (b) The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subsection (a) to assume the control of the defense, compromise or settlement of the claim or demand, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Article 4 in respect of that claim or demand.

         (c) Upon the assumption of control of any claim or demand by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the claim or demand at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party, with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information (other than privileged information) and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any claim or demand at its own expense.

         (d) The final determination of any claim or demand pursuant to this Article, including all related costs and expenses, will be binding and conclusive upon the parties as to the validity or invalidity, as the case may be, of such claim or demand against the Indemnifying Party.

                                   ARTICLE 5

                   REPRESENTATIONS, WARRANTIES AND COVENANTS


5.1      MR. BANKS' REPRESENTATIONS AND WARRANTIES

Mr. Banks hereby represents and warrants to Coutts that:

         (a) in considering the provisions of the Operative Agreements and in negotiating their terms, Mr. Banks has been advised and represented by independent counsel;

         (b) as of the date hereof, Mr. Banks does not have knowledge of any undisclosed "material change" or "material fact", as such terms are defined in the Securities Act (Ontario"), relating to the affairs of the Companies or the Gaming Shares, TIPI Shares or Warp 10 Shares;

         (c) Mr. Banks has the capacity to enter into each of the Operative Agreements and to carry out his obligations under each of the Operative Agreements;

         (d) each of the Operative Agreements constitutes a valid and binding obligation of Mr. Banks enforceable against him in accordance with its terms;

         (e) Mr. Banks is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or an encumbrance would be created as a result of the execution and delivery of any of the Operative Agreements or any other agreement to be entered into under the terms of any of the Operative Agreements, or the performance by Mr. Banks of any of his obligations provided for under any of the Operative Agreements or any other agreement contemplated herein or therein;

         (f) Mr. Banks understands that no federal or state agency has passed on or made any recommendation or endorsement of the Banks Purchased Shares;

         (g) Mr. Banks acknowledges that, in entering into this Agreement and the other Operative Agreements, including making the decision to purchase the Banks Purchased Shares, Mr. Banks has not relied upon any representation or warranty by Coutts other than the representations and warranties of Coutts set forth in
                 Section 5.2 of this Agreement and in the other Operative Agreements;

         (h) Mr. Banks acknowledges and understands that Banks Purchased Shares have not been registered under the United States Securities Act of 1933, as amended (the "1933 Act"), or any other applicable securities law, and accordingly, none of the Banks Purchased Shares may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of unless registered pursuant to, or in a transaction exempt from registration under, the 1933 Act and any other applicable securities law;

         (i) Mr. Banks is an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act (an "Accredited Investor") who is acquiring the Banks Purchased Shares for his own account. Mr. Banks has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Banks Purchased Shares. Mr. Banks is aware that he may be required to bear the economic risk of an investment in the Banks Purchased Shares for an indefinite period, and he is able to bear such risk for an indefinite period;

         (j) Mr. Banks is acquiring the Banks Purchased Shares for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Mr. Banks agrees to offer, sell or otherwise transfer Banks Purchased Shares only pursuant to registration under the 1933 Act and any other applicable securities law, or an exemption therefrom;

         (k) Mr. Banks acknowledges that Coutts, its employees, officers, directors and agents and the respective heirs, successors and assigns of each of the foregoing, will be relying upon the truth and accuracy of the acknowledgements, representations, warranties and agreements made by Mr. Banks in the Operative Agreements; and

         (l) Mr. Banks acknowledges that it is the intention of the parties to this Agreement that the transfer of the Banks Purchased Shares under the Banks Share Purchase Agreements be made at a price which is in compliance with clause 93(1)(c) of the Securities Act (Ontario) and section 183 of the Regulation made thereunder (and the comparable provisions of the Securities Act (Alberta)), and Mr. Banks hereby confirms that he is not aware of any fact, event or occurrence which could reasonably be expected to give rise to a finding by the Ontario Securities Commission or the Alberta Securities Commission that the purchase price for any of the Banks Purchased Shares under the Banks Share Purchase Agreements does not so comply.

         5.2     COUTTS' REPRESENTATIONS AND WARRANTIES

         Coutts hereby represents and warrants to Mr. Banks that:

         (a) Coutts is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Coutts has the full corporate power and authority to execute and deliver each of the

                 Operative Agreements and all other agreements and documents executed or to be executed by it in connection with each of the Operative Agreements (including, without limitation, the Banks Share Purchase Agreements) and to perform all of its obligations hereunder and thereunder;

         (b) Coutts has all necessary authority to transfer, or caused to be transferred, the Banks Purchased Shares to Mr. Banks pursuant to and in accordance with the terms of the Banks Share Purchase Agreements and to complete the transactions contemplated herein and therein;

         (c) each of the Operative Agreements constitutes a valid and binding obligation of Coutts to Mr. Banks enforceable against it in accordance with its terms;

         (d) Coutts is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or an encumbrance would be created as a result of the execution and delivery of any of the Operative Agreements or any other agreement to be entered into under the terms of any of the Operative Agreements, or the performance by Coutts of any of its obligations provided for under any of the Operative Agreements or any other agreement contemplated herein or therein;

         (e) there has been no act or omission by Coutts which has created or resulted in the creation of any Security Interest on, against or with respect to any of the Pledged Shares (except Security Interests (if any) created as a result of the consummation of the transactions contemplated by this Agreement);

         (f) to the best of Coutts' information, knowledge and belief, each of the Clients is incorporated in and a resident of the jurisdiction which appears below immediately opposite its name and none of the Clients have been incorporated or organized for the purposes of causing such corporations not to be in or resident in Ontario or Alberta for the purposes of completing the transactions provided for in this Agreement:


                 CLIENT NAME                                         COUNTRY OF INCORPORATION
                 -----------                                         ------------------------
                 Bayfront Intervest Limited                          British Virgin Islands

                 Compania Di Investimento                            British Virgin Islands
                 Antilliana S.A.

                 Mariner Reserve Fund Inc.                           Bahamas

                 Panola Worldwide Corporation                        British Virgin Islands

                 Silva Run Worldwide Limited                         British Virgin Islands

                 Willsboro Universal Corporation                     British Virgin Islands;

         (g) to the best of Coutts' information, knowledge and belief, the transactions contemplated herein will not result in Mr. Banks having made purchases of shares of any of the Companies from more than five persons or companies in the aggregate, for the purposes of clause 93(1)(c) and subsection 93(2) of the Securities Act (Ontario) (and the comparable provisions of the Securities Act (Alberta));

         (h) Coutts is a banking institution incorporated and organized under the laws of Switzerland, with a New York Branch, which does not have an office in the Province of Ontario and, other than certain activities undertaken by Coutts in connection with its application to the Ontario Securities Commission for registration under the Securities Act (Ontario) in the category of International Dealer, does not carry on business in the Province of Ontario;

         (i) Coutts acknowledges that in entering into this Agreement and the other Operative Agreements, Coutts has not relied upon any representation or warranty other than those representations and warranties set forth in Section 5.1 of this Agreement and in the other Operative Agreements;

         (j) in considering the provisions of the Operative Agreements and in negotiating their terms, Coutts has been advised and represented by independent counsel;

         (k) Coutts acknowledges that it is the intention of the parties to this Agreement that the transfer of the Banks Purchased Shares under the Banks Share Purchase Agreements be made at a price which is in compliance with clause 93(1)(c) of the Securities Act (Ontario) and section 183 of the Regulation made thereunder (and the comparable provisions of the Securities Act (Alberta)), and Coutts hereby confirms that Coutts is not aware of any fact, event or occurrence which could reasonably be expected to give rise to a finding by the Ontario Securities Commission or the Alberta Securities Commission that the purchase price for any of the Banks Purchased Shares under the Banks Share Purchase Agreements does not so comply; and

         (l) none of Coutts, any affiliate of Coutts, or any person acting on behalf of Coutts or any such affiliate has engaged, or will engage, in any general solicitation or any general advertising with respect to the Banks Purchased Shares.



5.3      COVENANTS OF MR. BANKS

(a) Mr. Banks hereby covenants to Coutts that promptly following the execution of this Agreement, Mr. Banks shall make and file the press release and report required by section 101 of the Securities Act (Ontario) in the forms annexed hereto as Schedule G and, within the time period required by law, the report required pursuant to section 13(d) of the United States Securities Exchange Act of 1934, as amended, in a form approved by Coutts, in accordance with the provisions of such statutes (and the rules and regulations thereunder) and shall provide Coutts with a copy of such reports.

(b) Mr. Banks hereby covenants to Coutts that all amounts which he recovers from any of the Clients pursuant to his rights of subrogation referred to in subsection 2.1(i), after deduction of expenses and fees incurred by Mr. Banks in asserting and enforcing such rights, shall, for so long as any amounts remain outstanding on the New Loans, be paid to Coutts as repayment of the New Loans to the extent of the outstanding balance thereon.


5.4      COVENANTS OF COUTTS

Coutts hereby covenants to Mr. Banks that promptly following the execution of this Agreement, Coutts shall make and file the press release and report required by section 101 of the Securities Act (Ontario) in the form annexed hereto as Schedule H and, within the time period required by law, the report required pursuant to section 13(d) of the United States Securities Exchange Act of 1934, as amended, in a form approved by Mr. Banks, in accordance with the provisions of such statutes (and the rules and regulations thereunder) and shall provide Mr. Banks with a copy of all such reports.

                                   ARTICLE 6

                                    GENERAL


6.1 NOTICES - Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this Section 6.1 as a "notice") to any other party to this Agreement shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of recorded communication tested prior to transmission to such party:

                 (a)      in the case of Coutts a notice at:

                          Coutts & Co AG, New York Branch
                          65 East 55th Street
                          New York, New York  10022
                          Phone:  (212) 303-2971

                          Attention:  Mr. Mario Economou, Vice President
                          FAX:        (212) 303-2929

                          with copies to:

                          Mr. Alan M. Christenfeld
                          Rogers & Wells
                          200 Park Avenue
                          New York, New York  10166-0153
                          FAX:   (212) 878-8375
                          Phone: (212) 878-8000

                          and

                          Mr. John W. Stevens
                          Osler, Hoskin & Harcourt
                          280 Park Avenue - 30W
                          New York, New York  10017
                          FAX:   (212) 867-5802
                          Phone: (212) 867-5800

                 (b)      in the case of Mr. Banks a notice at:

                          c/o Gaming Lottery Corporation
                          160 Nashdene Road
                          Scarborough, Ontario

                          M1V 4C4

                          Attention: Mr. J. Benquesus
                          FAX:       (416) 754-8441
                          Phone:     (416) 292-5963

                          with copies to:

                          Mr. Jack Jackson
                          Proskauer Rose Goetz & Mendelsohn LLP
                          1585 Broadway
                          New York, New York  10036

                          FAX:       (212) 969-2900
                          Phone:     (212) 969-3000

                          and

                          Mr. Joseph Maierovits
                          Goldman, Spring, Schwartz & Kichler
                          Suite 700
                          40 Sheppard Avenue West
                          North York, Ontario
                          M2N 6K9

                          FAX:       (416) 225-4805
                          Phone:     (416) 225-9400

or such other address as the party to whom such writing is to be given shall have last notified the party giving the same in the manner provided in this Section. Any notice delivered to the party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice mailed to the address and in the manner provided for in this Section shall be deemed to have been given and received on the fifth business day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first business day after its transmission.

6.2 EXPENSES - Other than the payment by Mr. Banks of Coutts' legal expenses required by the Banks Share Purchase Loan Agreement, each of the parties shall pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the transactions and agreements provided for in this Agreement and the other Operative Agreements and the preparation, execution and delivery of the Operative Agreements and all documents and instruments executed pursuant to the Operative Agreements and any other costs and expenses incurred. The parties acknowledge that transactions contemplated hereby have been negotiated and are to be completed in a manner which will not give rise to a valid claim for a brokerage fee or commission or other like payment and no brokerage fee or commission or other like payment has been or will be made in connection therewith.


6.3 FURTHER ASSURANCES - The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing. Without limiting the generality of the foregoing, the obligations agreed to by Coutts for the purposes of this Section 6.3 shall include Coutts' agreement to provide Mr. Banks with all assistance reasonably requested by Mr. Banks for the purposes of enabling Mr. Banks to pursue his rights of subrogation, if any, arising under applicable law to collect from the Clients the amount of the outstanding balance on the Client Loans which Mr. Banks caused to be repaid pursuant to Section 2.1(i) hereof unless the assistance requested would result in a breach of duty owed by Coutts to a Client, would be contrary to applicable law or would otherwise be reasonably expected to expose Coutts to liability or require Coutts to incur out of pocket expense (unless Coutts is indemnified therefor by Mr. Banks).

6.4     GOVERNING LAW AND CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL


        (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        (b) SUBJECT ONLY TO THE EXCEPTION SET FORTH IN THE NEXT SENTENCE, AND TO THE EXTENT THAT THE PROVISIONS OF THIS SECTION 6.4 ARE APPLICABLE, MR. BANKS AND COUTTS HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK SITTING IN THE CITY AND COUNTY OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN MR. BANKS AND COUTTS OR THE CONDUCT OF ANY PARTY HERETO IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE SHALL

                 BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING, COUTTS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST MR. BANKS OR HIS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION COUTTS DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE NEW LOANS.

        (c) MR. BANKS HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON HIM AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO HIM AT HIS ADDRESS SET FORTH IN SECTION 6.1 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS OR AT COUTTS' OPTION, BY SERVICE UPON MR. BANKS' NEW YORK COUNSEL AT ITS NOTICE ADDRESS SET FORTH IN SECTION 6.1 HEREOF, WHICH MR. BANKS HEREBY IRREVOCABLY APPOINTS AS HIS AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF NEW YORK. MR. BANKS HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

        (d) NOTHING IN THIS SECTION 6.4 SHALL AFFECT THE RIGHTS OF COUTTS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHTS OF COUTTS TO BRING ANY ACTION OR PROCEEDING AGAINST MR. BANKS OR HIS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

        (e) EACH OF MR. BANKS AND COUTTS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THEY MAY HAVE OR EACH OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 6.5 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

6.5 CONFIDENTIALITY. Each of the parties hereto agrees to keep confidential the terms of this Agreement and the transactions contemplated herein, and neither of the parties hereby shall make any public announcement with the respect to this Agreement or the subject matter hereof without the prior approval of the other party hereto, except:

        (i)      as required under this Agreement;

        (ii)     for the press release and reports required by Section 5.3 and
                 Section 5.4 hereof;

        (iii) either party may disclose information pertaining to this Agreement to any person employed or retained by such person;

        (iv) such disclosures as may be reasonably required in connection with the exercise by Coutts of any remedy under the Operative Agreements or any document related hereto upon the occurrence of, or during the continuance of, an Event of Default; or

        (v)      for such disclosures as may be required by applicable law.


6.6 COUNTERPARTS - This Agreement may be executed by the parties hereto in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

6.7 FACSIMILE SIGNATURE - This Agreement may be executed by faxed signature with the same effect as a manually signed original signature.

6.8 ASSIGNMENT - Neither this Agreement nor any benefits or burdens under this Agreement, the other Operative Agreements or any of the agreements contemplated herein, shall be assignable by any party hereto without the prior written consent of each of the other parties hereto. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, and permitted assigns.


        IN WITNESS WHEREOF the parties have hereunto duly executed this Agreement.

                                        COUTTS & CO AG, NEW YORK BRANCH


                                        BY: /s/ Peter Cawdron
                                            ------------------------------------
                                            Branch Manager


                                            /s/ Jacques Benquesus
                                            ------------------------------------
                                            Jacques Benquesus